UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 4, 2010 (February 4, 2010)

NATIONAL GOLF EMPORIUM INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-156069
(State or other jurisdiction of incorporation)	(Commission File No.)

2669 South Xanadu Way, #C
Aurora, Colorado 80014
(Address of principal executive offices and Zip Code)

720-535-4840
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                      OTHER INFORMATION

On February 4, 2010, National Golf Emporium, Inc. (the “Company”) entered into a non-binding letter of intent (the “LOI”) with Idle Media, LLC (IM) to acquire certain web properties including Datpiff LLC, a Pennsylvania internet music company. Completion of the acquisition is subject to the satisfaction of several conditions precedent, including without limitation, the execution of a definitive acquisition agreement, the satisfactory completion of due diligence by both parties, the completion of audited financial statements by IM, and compliance with federal and state securities laws.

Cautionary Statements Regarding the LOI

The statements referring to the above mentioned LOI are to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, IM or their respective subsidiaries and affiliates. Any representations, warranties and covenants contained in the LOI were made only for purposes of the LOI and as of the specific dates set forth therein, were solely for the benefit of the parties to the LOI, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allotting contractual risk between the parties to the LOI instead of establishing these matters as facts and also may be subject to standards of materiality deemed relevant to the contracting parties but that differ from those matters that may be deemed material to investors. Investors are not third party beneficiaries under the LOI and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, IM or any of their respective subsidiaries or affiliates. In addition, the respective compliance dates for any such representations, warranties and covenants may vary, and thus any individual term or condition may not be relevant at any particular time. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the LOI and before execution of a definitive agreement and plan of merger, if one is executed, which subsequent information may or may not be fully reflected in the Company's public disclosures.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 4th day of February, 2010.

NATIONAL GOLF EMPORIUM INC.

BY:	BRYAN SAWARYNSKI
Bryan Sawarynski, President

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